UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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[ ]	Definitive Proxy Statement	[X]	Definitive Additional Materials

[ ]	Soliciting Materials Pursuant to §240.14a-12

COCRYSTAL PHARMA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cocrystal Pharma, Inc.
1860 Montreal Road
Tucker, Georgia 30084
(678) 892-8800

To the Shareholders of Cocrystal Pharma, Inc.:

This letter supplements our previously filed Definitive Proxy Materials (the “Proxy Statement”) related to our 2016 Annual Meeting of the shareholders of Cocrystal Pharma, Inc., which will be held at 1860 Montreal Road, Tucker, Georgia 30084 at 1:00 p.m. EST on July 28, 2016.

Subsequent to filing the Proxy Statement on June 17, 2016, Jeffrey Meckler, who was at the time serving as our Chief Executive Officer and as a member of our Board of Directors and who was nominated for re-election at the Annual Meeting, informed us of his resignation and that he will not be standing for re-election at the Annual Meeting.

In accordance with the procedures described in the Proxy Statement, the Board may identify a substitute nominee to fill the vacancy left by Mr. Meckler, and previously submitted proxies voted for the re-election of Mr. Meckler will be voted for the substitute nominee. Alternatively, the Board may act to reduce the size of the Board to eliminate the vacancy. If the Board is unable to identify a substitute nominee prior to the Annual Meeting and does not act to reduce the Board size, the Board will appoint a replacement director at a later date in accordance with the company’s bylaws.

Other than as described above, the proposals described in the Proxy Statement remain unchanged. If you have already submitted your proxy, no action is required on your part, unless you wish to revoke a previously submitted proxy in accordance with the procedures described in the Proxy Statement. If you have not yet voted, we urge you to vote your shares at your earliest convenience by one of the methods described in the Proxy Statement. Your vote is important, so if you have not yet voted, please act today!

/s/ Gary Wilcox
Gary Wilcox
Vice Chairman and Interim Chief Executive Officer

Dated: July 22, 2016